Exhibit 99

FOR IMMEDIATE RELEASE

General Mills Announces Agreements to Sell Its

North American Yogurt Business to Lactalis and Sodiaal

MINNEAPOLIS (Sep. 12, 2024) – General Mills, Inc. (NYSE: GIS) today announced that it has entered into definitive agreements to sell its North American Yogurt business to Lactalis and Sodiaal, two leading French dairy companies, in cash transactions valued at an aggregate $2.1 billion USD. Following the completion of the transactions, the U.S. and Canadian businesses will operate independently, with Lactalis acquiring the U.S. business and Sodiaal acquiring the Canadian business. The proposed transactions are expected to close in calendar 2025, subject to receipt of requisite regulatory approvals and other customary closing conditions.

The divestitures encompass the U.S. and Canada operations of several yogurt brands including Yoplait, Liberté, Go-Gurt, Oui, Mountain High, and :ratio, as well as manufacturing facilities in Murfreesboro, Tenn., Reed City, Mich., and Saint-Hyacinthe, Québec. Collectively, the North American Yogurt business contributed approximately $1.5 billion USD to General Mills’ fiscal 2024 net sales.

“Today’s announcement represents another significant step forward for General Mills in advancing our Accelerate strategy and our portfolio reshaping ambitions,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Upon completion of these divestitures, we will have turned over nearly 30 percent of our net sales base since fiscal 2018. By efficiently managing our portfolio and sharpening our focus on our global platforms and local gem brands that have stronger growth prospects and more attractive margins, we will be in a better position to drive top-tier shareholder returns over the long term.”

“We would also like to take this time to thank our North American Yogurt team members for their significant contributions,” Harmening continued. “In Lactalis and Sodiaal, we believe we’ve found the right homes for these businesses, with dairy-focused owners who are well equipped to drive success for our people and growth for these brands into the future.”

General Mills anticipates the combined transactions will be approximately 3 percent dilutive to adjusted earnings per share in the first 12 months after the close, excluding transaction costs and other one-time impacts. The company expects to use the net proceeds from the transactions for share repurchases.

General Mills will provide additional details about the potential financial impact of the transactions when it reports first-quarter results on September 18, 2024.

J.P. Morgan served as the exclusive financial adviser to General Mills for the transactions and Cleary Gottlieb Steen & Hamilton LLP served as legal adviser.

About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. General Mills generated fiscal 2024 net sales of U.S. $20 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements regarding the proposed transactions and the timing and impact of such transactions, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future results could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.